Exhibit 99.1

INVESTOR CONTACT:
Deirdre Blackburn
(610) 293-0600

SAFEGUARD ANNOUNCES PROPOSED SALE OF
CONVERTIBLE SENIOR DEBENTURES

Wayne, PA, February 11, 2004 – Safeguard Scientifics, Inc. (NYSE: SFE) announced today that it intends to offer $100 million in aggregate principal amount of convertible senior debentures due 2024 to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. The Company will also grant the initial purchaser of the debentures a 30-day option to purchase up to an additional $25 million aggregate principal amount of the debentures.

The Company intends to use all the net proceeds to partially repay indebtedness outstanding under its 5% Convertible Subordinated Notes due June 15, 2006.

The debentures will be offered only to “qualified institutional buyers,” in accordance with Rule 144A under the Securities Act of 1933. The debentures to be offered and the shares of common stock issuable upon conversion of the debentures will not be registered under the Securities Act of 1933 or the securities or blue sky laws of any jurisdiction and, unless registered, may not be offered or sold except pursuant to an exception from the registration requirements of the Securities Act and the applicable securities laws of any other jurisdictions. This announcement is neither an offer to sell nor a solicitation to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

Forward-Looking and Cautionary Statements
Except for the historical information and discussions contained herein, statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Our forward-looking statements are subject to risks and uncertainties. Factors that could cause actual results to differ materially, include, among others, managing rapidly changing technologies, limited access to capital, competition, the ability to attract and retain qualified employees, the ability to execute our strategy, the uncertainty of the future performance of our companies, acquisitions and dispositions of companies, the inability to manage growth, compliance with government regulations and legal liabilities, additional financing requirements, labor disputes, and the effect of economic conditions in the business sectors in which our companies operate, and other uncertainties described in the Company’s filings with the Securities and Exchange Commission. Many of these factors are beyond our ability to predict or control. In addition, as a result of these and other factors, our past financial performance should not be relied on as an indication of future performance. The Company does not assume any obligation to update any forward-looking statements or other information contained in this press release.

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NOTE TO EDITORS: Safeguard is a service mark of Safeguard Scientifics, Inc.